Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact Peter Weinberg peter.weinberg@miva.com (239) 561-7229

MIVA Reschedules Q2 2006 Earnings Release and Conference Call

FORT MYERS, Fla. – August 7, 2006 – MIVA, Inc. (NASDAQ: MIVA), today announced that it will reschedule its second quarter 2006 earnings release and conference call. The Company now anticipates reporting final second quarter 2006 financial results on Wednesday, August 9, 2006, at approximately 4:15 p.m. ET. Additionally, the Company expects to file its Form 10-Q for the quarter ended June 30, 2006, on its due date of August 9, 2006.

The earnings release is being delayed in order to provide adequate time for the Company to finalize an anticipated impairment charge related to goodwill and other intangible assets related to MIVA Media Europe. While the final measure of the impairment charge has yet to be completed, the Company expects a final impairment of up to $78 million, which would result in the elimination of goodwill and other intangible assets related to MIVA Media Europe.

In-line with its preliminary announcement issued on July 7, 2006, the Company expects to report revenue of $41.4 million.

Management expects to participate in a conference call to discuss the full results for the Company on Wednesday, August 9, 2006, at approximately 5:00 p.m. ET. The conference call will be simulcast on the Internet at http://ir.miva.com/medialist.cfm.

About MIVA®, Inc.
MIVA (NASDAQ:MIVA) is a leading independent online advertising network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for partners, facilitates commerce for online merchants and provides relevant information to customers. The Company operates in North America, Europe and Asia.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan,""intend,""believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to accurately forecast and timely report our financial results, (3) our ability to return to positive revenue growth, and (4) our ability to control and/or reduce costs. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005 and our most recently filed Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

®Registered trademark of MIVA, Inc.

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